CONSULTING AGREEMENT

     This Consulting Agreement (the “Agreement”) is made effective May 1, 2013 (the “Effective Date”) by and between Larsen Energy Consulting Inc., a Texas corporation whose address is 3364 Blackburn St., Dallas, Texas 75204 (“LECI”) and Park Place Energy Corp., a Nevada corporation whose address is Suite 300, 400-5th Avenue SW, Calgary, Alberta, Canada T2P 0L6 (“PPEC” or “Client”). LECI and Client are sometimes jointly referred to as the “Parties”.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. GENERAL PROVISIONS

1.1 Scope of Services. LECI shall provide the services set forth in Appendix A to this Agreement (the “Services”). LECI's advice to Client (or to Client’s affiliates or subsidiaries) in respect of the Services shall be given orally or in writing. LECI shall report to the nominated representative of Client, or to such other individual as Client may hereafter specify by written notice to LECI. When requested, LECI shall provide Client with a summary report, in which LECI describes the Services it has performed since the last report.

1.2 Initial Objective. To reach an agreement with Overgas, on terms acceptable to Park Place Energy Corp.’s (PPEC) Board of Directors, to resolve the litigation over the award of the permit for oil and gas exploration to PPEC covering a 98,204 acre tract in the Dobroudja Basin, Eastern Bulgaria (the “Permit”) so as to enable PPEC to commence exploration activities on the Permit.

1.3 Relationship between the Parties. Consultant shall perform the Services hereunder solely in the capacity of an independent contractor. Nothing contained herein shall be construed as establishing or creating a partnership, master and servant relationship or principal and agent relationship between Consultant and Client. Without limiting the foregoing, Consultant shall not have the right or authority to enter into any contract, warranty, guarantee or other undertaking or obligation in the name of or for the account of Client, or to assume or create any obligation or liability of any kind, express or implied, on behalf of Client, or to bind Client in any manner whatsoever, except, in each case, as to actions taken by Consultant with the express consent and direction of the Client.

1.4 Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Texas, the location of LECI’s offices. Both Parties consent to the jurisdiction of the state and federal courts in Dallas County, Texas.

1.5 Interpretation. Words importing the singular include the plural and vice versa where the context requires. The word 'days' denotes calendar days. The word ‘months’ denotes calendar months. The headings in this Agreement shall not be deemed to form part thereof.

1.6 Notices. All notices under this Agreement shall be given in writing and shall be deemed to have been duly given if delivered by hand or by registered post, at the address of each of the Parties specified in this Agreement. Copies of notices by electronic mail shall have the same validity as written notices if they are confirmed by an electronic read receipt from a computer belonging to each of the parties specified in this Agreement. Each Party shall have the right from time to time during the term of this Agreement to change its address, telephone, facsimile numbers, email address and/or the person to whom communications are to be delivered by notifying the other Party in writing.

LECI
364 Blackburn Street
Dallas, Texas 75204
Attn: Scott C. Larsen
Scott.Larsen@LarsenEnergy.com

PPEC
Suite 300, 400-5th Avenue SW
Calgary, Alberta Canada T2P 0L6
Attn: Scott Lower
tpopova@parkplaceenergy.com

2. TERM; AMENDMENT OR TERMINATION OF AGREEMENT

2.1 Term. This Agreement shall come into force on the Effective Date and shall remain in force for a period of four (4) months and unless terminated in accordance with the provisions of Clause 2.5 hereof, shall continue in full force and effect on a month to month basis. LECI shall provide the Services after the Effective Date pursuant to Client’s request or instructions confirmed by LECI.

2.2 Amendment and Assignment. This Agreement shall not be amended without the prior written approval of both Parties. Neither Party shall assign the benefit or in any way transfer the obligations of this Agreement or any part thereof without the prior written consent of the the other Party; provided, Client may assign the Agreement to an affiliate upon notice to LECI.

2.3 Termination. Either Party shall have the right to terminate this Agreement at any time by giving not less than fifteen (15) days prior written notice to the other Party. Any termination of this Agreement shall not prejudice or affect the accrued rights or claims of either Party hereto up to and including the termination date.

LECI shall be entitled to receive the remuneration for the Services duly performed up to the effective date of termination. LECI shall immediately return to Client all documentation, drawings and any other material furnished by Client to LECI for the purpose of the Services and/or prepared by LECI in the course of performing the Services. In addition, should either of the events triggering the Success Fee occur within six (6) months from the date of termination of this Agreement, then LECI shall be owed the Success Fee.

3. OWNERSHIP OF DOCUMENTS AND COPY RIGHT

All correspondence, reports, calculations and other documents furnished to LECI or prepared by LECI in performance of the Services (the “Results”) shall be the property of the Client. LECI shall not retain the copyright to the Results and hereby agrees that the copyright to the Results shall be the property of Client.

4. OBLIGATIONS OF LECI

4.1 Care and Diligence. LECI shall exercise all reasonable skill, care and diligence in the performance of the Services under this Agreement, and shall carry out all its responsibilities in accordance with recognised professional standards. LECI will use all reasonable efforts to ensure that any advice and information supplied by LECI in the performance of the Services is timely, accurate and complete.

4.2 Conflict of Interest. LECI shall not undertake any work for third parties during the term of this Agreement which will give rise to a conflict of interest or cause any impediment to the Services provided for Client. Client acknowledges that LECI may undertake work for third parties so long as such work does not present a conflict of interest with Client.

4.3 Personnel. LECI agrees that the Services will be provided solely by Scott C. Larsen (“Larsen”). LECI shall ensure that Larsen will remain on this assignment for the full term of the Agreement. LECI further agrees to obtain Client's prior written agreement to any substitution of personnel or where personnel other than Larsen perform Services under this Agreement.

4.4 Confidentiality. All information which LECI directly or indirectly acquires from Client from and after the Effective Date, including information relating to Client’s business, its clients, or its associates and information arising out of the Services (hereinafter together referred to as “Proprietary Information”) shall be considered the proprietary property of Client. LECI shall keep Proprietary Information confidential and shall not disclose the same to any third party nor use the same except in providing the Services without the prior consent of Client.

The foregoing shall not apply to information which LECI can show at the time of disclosure is or becomes public knowledge other than through the negligence or fault of LECI.

5. REMUNERATION, INVOICING AND PAYMENT

5.1 Compensation and Expenses. Client will pay the Compensation to Consultant in accordance with Appendix B hereto. Such Compensation shall constitute payment in full for the Services provided hereunder. The Client agrees to reimburse Consultant’s reasonable travel expenses in addition to the Compensation. “Reasonable” travel expenses includes, for illustrative purposes, business class air travel (consistent with Client’s policy for executive officers), accommodation and incidental costs within a hotel suitable for business affairs, all meals and travel expenses while travelling on behalf of Client.

5.2 Invoicing and Payment. Consultant shall submit its invoice promptly after the close of the month in which the Services have been performed. Consultant shall provide with each invoice copies of supporting documents (receipts, etc.) for reimbursable expenses. If any item or part of an item or an invoice shall be disputed, such item or part shall be deducted from the invoice pending settlement of the dispute and the remainder shall be paid as provided above. Any amount due after settlement of the dispute shall be added to the next invoice. All amounts owing shall be due and payable by Client within fifteen (15) days after the date of the invoice, by wire transfer or other manner as directed in writing by Consultant.

6. PUBLICITY AND TITLE

LECI shall be permitted to identify itself as a representative of Client for the purpose of performing the Services. In addition, Larsen shall be appointed President of PPEC’s wholly owned subsidiary, Park Place Energy (International) Inc., and shall be authorized to conduct negotiations with Overgas, MEET and others related to achieving the Objective in such capacity. Larsen will tender his resignation to such position upon either party giving notice of termination of this Agreement.

7. INDEMNIFICATION

LECI shall indemnify and hold Client harmless from and against any claims, demands, losses, liabilities, suits, expenses, costs or causes of action in respect of damage to, injury or death of LECI personnel or equipment howsoever arising and irrespective of the negligence of the Client.

Client shall indemnify and hold LECI harmless from and against any claims, demands, losses, liabilities, suits, expenses, costs or causes of action in respect of damage to, injury or death of Client personnel or equipment howsoever arising and irrespective of the negligence of the LECI.

Neither Party shall be liable to the other for loss of profit, business interruption or any other indirect or consequential loss whether in contract, tort (including negligence) or otherwise at law.

LECI shall be solely responsible and liable for the payment of and compliance with all taxes and levies relating to the Compensation paid to LECI for the Services performed under this Agreement, including but not limited to, corporate income tax, personal income tax, withholding tax, social insurances and labour surcharges, value added tax, sales tax and indirect taxes.

9. FORCE MAJEURE

While LECI agrees to use its best endeavours to perform the Services for Client as specified, LECI will not be responsible for any delays or failure to perform the Services which are beyond LECI's control.

Where events outside either Party's control cause such delay that the purpose of this Agreement is materially destroyed, either Party shall be entitled to terminate the Agreement upon written notice. In such circumstances Client will not make any further payments of Fees, and there will be no refund of payments already made.

Agreed for and on behalf of	Agreed for and on behalf of
Larsen Energy Consulting Inc.	Park Place Energy Corp.

/s/ “Scott C. Larsen”	/s/ “Taissia Popova”
Scott C. Larsen	Taissia Popova
President	Chief Executive Officer

Appendix A
Services To Be Performed on Behalf of Client

1.	Work to achieve the Initial Objective so as to enable PPEC to commence exploration activities on the Permit. This will include, without limitation:
  Review of engineering and geology gathered to date regarding Permit;
  Review of technical plans and techniques to access CBM;
  Negotiation with representatives of Overgas in an effort to secure an acceptable agreement;
  Travel to Bulgaria as required; and
  Interface with the attorneys handling litigation on behalf of PPEC.
2.	General advice and assistance concerning the business of Client and its subsidiaries including:

a.	Establishing business contacts;
b.	Identifying key governement departments and agencies, and their officials;
c.	Analyzing and interpreting governmental policies in the areas of petroleum exploration and production; and
d.	Formulating and developing strategies for establishing and maintaining Client’s relations with government and business contacts.

3.	Advice regarding business strategy and competitor activities concerning the business of Client and its subsidiaries, including:

a.	Demonstrating the technical and commercial potential for viable business opportunities in petroleum exploration and production;
b.	Developing appropriate tactics to implement strategy; and
c.	Assistance with budgets and projections.

4.	Assistance in identifying, evaluating and obtaining business opportunities for Client and its subsidiaries in the areas of petroleum exploration and production, including:

a.	Reviewing and screening of open acreage and farm-in and farm-out opportunities;
b.	Reviewing and screening potential joint venture partners.

5.	Such other Services as requested by Client and its subsidiaries and that LECI is willing and reasonably able to provide in order to assist the Client and its subsidiaries.

Services will be performed by Scott C. Larsen at locations as required by the nature of the Services. Nominated Representative of Client: Client may appoint and remove Client’s nominated representative at any time and from time to time. Client’s initial nominated representative for this Agreement shall be Scott Lower.

Appendix B
Remuneration For Services specified in Appendix A

Compensation for Services under this Agreement shall consist of the following:

Retainer:	Retainer of $7,500 USD per month;
Shares of PPEC:	Grant of 200,000 PPEC shares of stock vesting immediately
Success Fee:	If and when either (1) an agreement is reached with Overgas acceptable to PPEC which resolves the litigation and permits the exploration of the Permit or (2) there is a court decision which conclusively concludes the current litigation over the Permit and resolves the dispute in favour of an award of the Permit to PPEC, then:
	A.	A cash payment of $15,000 USD; and
	B.	The grant of 600,000 PPEC stock options under the 2011 Stock Option Plan for a term of 5 years with an exercise price of $0.10 and vesting on the date the agreement with Overgas is executed.